Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
2200 E. Golf Road
Des Plaines, IL 60016

Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

UNITED STATIONERS NAMES BLANCHARD AS

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

DES PLAINES, Ill., Dec. 5, 2005  –  United Stationers Inc. (Nasdaq:USTR) today announced that Eric A. Blanchard, 49, will join the company on January 4, 2006, as senior vice president, general counsel and secretary.  He will report directly to Richard W. Gochnauer, president and chief executive officer.

“Eric has an extensive corporate background, and we are pleased to have him as a member of our senior management team,” Gochnauer said.  “His experience in advising and supporting the board of directors, creating enhanced corporate governance and ethics programs, and leading company-wide Lean Manufacturing and Six Sigma initiatives will be particularly valuable to us.”

Blanchard has 24 years of broad-based legal and management experience.  Prior to joining United Stationers, he was vice president, general counsel and secretary at Tennant Company for three years.  Here, Blanchard was responsible for all legal and corporate secretarial matters, as well as mergers and acquisitions and strategic planning.  He also had P&L responsibility for more than $50 million in international sales.  Prior to that, Blanchard held a number of senior management positions with increasing responsibilities during his 16 years at Dean Foods Company.  He joined Dean Foods in 1986 as its in-house counsel, and was president of the $3.7 billion Dairy Division from 1999 to 2002.

Blanchard earned his bachelor’s degree in business administration from the University of Michigan at Ann Arbor, and his Juris Doctor degree from Harvard Law School in Cambridge, Mass.  He and his family will be relocating from Minneapolis to Chicago.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with sales for the trailing 12 months of approximately $4.3 billion.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 20,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 32 LagasseSweet distribution centers that serve the janitorial, sanitation, and foodservice consumables industries, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Stock Market® under the symbol USTR.

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